UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 9, 2007

Digital Lifestyles Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27828	13-3779546
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

727 Brea Canyon Road, Walnut, California		91789
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(909) 869-0595

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2007, Digital Lifestyles Group Inc. ("Digital") announced that it entered into a marketing and licensing agreement with Corion Industrial Corp., USA ("Corion") pursuant to which Digital will represent and market Corion and its products in North and South America. Additionally, Digital has granted Corion the non-exclusive license to use the Digital Lifestyles® mark on its products in the same territory. Corion and Digital have not had any previous material relationship.

Digital and Corion have currently developed a product line of LCD TVs, HD LCD TVs and computer monitors bearing the Digital Lifestyle® mark. Under the terms of the two year agreement, Digital will represent Corion, on a non-exclusive basis, and will be paid a combined commission and royalty fee of 1.25% based upon the net sales of the products sold under the Digital Lifestyles® brand. Corion shall be entitled to terminate the agreement upon 30 days written notice if Digital breaches any provisions of the agreement or if no orders are taken for 120 successive days during the term of the agreement. The agreement has customary terms and conditions related to samples, supply and marketing efforts of the parties.

The foregoing matters are further described in a press release issued by the Company on January 9, 2007, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference. The preceding description of the agreement is a summary of the material terms of the agreement and does not purport to be complete, and is qualified in its entirety by the copy of the agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Marketing and Licensing Agreement with Corion

99.1 Press Release dated January 9, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Lifestyles Group Inc.

January 18, 2007	By:	/s/ Andy Teng

Name: Andy Teng
Title: CEO

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Exhibit Index

Exhibit No.	Description

10.1	Marketing and Licensing Agreement with Corion
99.1	Press Release dated January 9, 2007